Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Intercept Pharmaceuticals, Inc. (a development stage company), on Amendment No. 1 to Form S-1 (No. 333-189194) to be filed on or about June 14, 2013, of our report dated August 31, 2012, except for the third paragraph of Note 1 as to which the date is September 26, 2012, on our audit of the consolidated statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the period from September 4, 2002 (inception) through December 31, 2007 (not presented separately therein), which report is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Amendment No. 1 to Form S-1.

/s/ EisnerAmper LLP

New York, New York

June 14, 2013